UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 2, 2010

Douglas Emmett, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-33106	20-3073047
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

808 Wilshire Boulevard, Suite 200	90401
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 255-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At its meeting on December 2, 2010, the Compensation Committee of the Board of Directors of Douglas Emmett approved the execution of new four year employment agreements for each of Jordan Kaplan, Kenneth Panzer and William Kamer.  The four year term of their existing contracts is scheduled to expire on December 31, 2010 and the new employment agreements will become effective on January 1, 2011.  The compensation and benefits of the officers under their new employment agreements, including salary and annual bonuses, are consistent with their existing compensation, except that (i) the officers will no longer be entitled to a “gross up bonus” in the event of an excise tax being imposed on any excess parachute payments and (ii) a few minor perquisites have been eliminated to simplify their benefits.  The other terms of the employment agreements are unchanged except for minor changes to conform to changes in law and the passage of time.

At the same meeting, the Compensation Committee approved multi-year grants of Long Term Incentive Units under the Company’s 2006 Omnibus Stock Incentive Plan, covering 355,661 LTIP Units in the case of Mr. Kaplan and Mr. Panzer, and 94,843 LTIP Units in the case of Mr. Kamer.  These LTIP Units will vest 50% at the end of 2010, and 16.67% at the end of each of the following three years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Douglas Emmett, Inc.

Dated: December 6, 2010	By:	/s/ WILLIAM KAMER
William Kamer
Chief Financial Officer and Secretary